Players Network

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) after an initial trial period that began July 1st the Company hereby entered into this agreement on the 8th day of August 2017 (“Effective Date”), by and between Player’s Network, Inc., a Nevada corporation (hereinafter referred to as “Company”), with its principal business address at 1771 East Flamingo Road, Suite 201A, Las Vegas, NV 89119 and Geoffrey Lawrence, a resident of Nevada (“Employee”), with a mailing address of [Redacted].

In consideration of the rights and benefits that they will each receive in connection with the employment relationship established by this Agreement, the Company and Employee (the “Parties”), intending to be legally bound, agree as follows:

1. Employment, Services and Term. Company employs Employee, and Employee accepts employment with Company as “Chief Financial Officer / Chief Compliance Officer.” Employee shall perform such Services related to the business of the Company and its Affiliates, including travel, as may from time to time be reasonably requested of him by the Chief Executive Officer, Mark Bradley, or Director Brett Pojunis. Employee shall work directly with outside contractors who handle the Company’s public accounting and reporting work as needed to stay in compliance with public reporting requirements and shall (i) be subject to all of the Company’s policies, rules and regulations applicable to its employees and (ii) perform such Services commensurate with the Employee’s position. Employee shall devote his business skills, time, and attention on an exclusive basis to his employment obligations to Company and in furtherance of the business and interests of Company. Unless otherwise terminated in accordance with this Agreement, the initial term of Employee’s employment shall be twenty four (24) months (the “Employment Term”) commencing on the Effective Date hereinabove. Employee will need to put in all the necessary time required by management, which may be in excess of a normal 40 hour work week. As per the Company’s Personal Time Off Policy (“PTO”), Employee shall accrue 1 day of paid time off for every month worked for a total of 12 days of PTO per calendar year with any unused time carried forward to the following year. Accumulated unused PTO is forfeited upon termination.

2. Compensation. Compensation to Employee for providing Services is defined in Exhibit A.

3. Termination. Employee may resign and terminate this Agreement at any time upon written notice to Company. The Company may terminate the employment of Employee and all of Company’s obligations under this Agreement at any time during the Employment Term without Cause by giving Employee written notice of such termination, to be effective immediately following such written notice.

4. Covenants of Employee.

a. The terms below shall have the following meanings:

i. “Affiliate” shall mean any individual or corporation, limited liability company, partnership, joint venture, subsidiary, association or other entity or enterprise that directly or indirectly controls, is controlled by, or is under common control with, the indicated person or entity;

ii. “Competing Company” shall mean any Entity that is providing services or products that directly compete with or are directly substitutable for those offered by the Company;

iii. “Entity” shall mean any individual or corporation, limited liability company, partnership, joint venture, association or other entity or enterprise;

iv.“Principal” or “Representative” shall mean a principal, owner, partner, shareholder, joint venturer, investor, trustee, director, officer, manager, employee, agent, representative or consultant;

Players Network 1771 E Flamingo Rd, Suite 201A Las Vegas Nevada 89119

Players Network

v. “Protected Customers” shall mean past, current, and prospective customers of the Company that the Employee learned from Confidential Information (as defined below); and,

vi. “Services” shall mean the services required by this Agreement to be provided by Employee for or on Company’s behalf during the Employment Term as of the Effective Date.

b. Non-Compete. During the Employment Term and for a period of one (1) year immediately following termination of Employee’s employment, Employee shall not, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Entity:

i. Provide Services to or on behalf of any Competing Company;

ii. Call upon, solicit, induce, recruit or attempt to solicit any of the Company’s employees for the purpose or with the intent of enticing such employees away from or out of the employ of, or other business relationship with, the Company or its Affiliates or to enter employment or other business relationship with any Competing Company;

iii. Call upon, solicit, induce, recruit or attempt to solicit any of the Company’s investors/shareholders, prospective acquisition/merger candidates, employees or Customers for the purpose of providing products or services that compete with or are directly substitutable for those offered by Company.

c. Notwithstanding anything contained to the contrary, nothing shall prevent Employee from engaging in activities otherwise prohibited by this Section 4 if Employee receives the prior written approval by resolution of the Company’s Board of Directors.

d. The covenants in this Section 4 are severable and separate, and if any specific covenant is found to be unenforceable, the provisions of any other covenant shall not be affected. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable and the Agreement shall thereby be reformed.

5. Confidential Information.

a. “Confidential Information” shall mean information and trade secrets of the Company and its Affiliates, licensors, vendors, suppliers, customers or prospective licensors, vendors, suppliers or customers, that is of value to its owner and is treated as confidential, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, future business plans, licensing strategies, advertising campaigns, information regarding Employees and contractors, and the terms and conditions of this Agreement. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company, (ii) has been independently developed and disclosed to the general public by others without duty to confidentiality provisions with the Company, or (iii) otherwise enters the public domain through lawful means.

b. Company and its Affiliates may disclose to Employee, and Employee may otherwise come to learn through its employment, certain Confidential Information. Employee acknowledges and agrees that Confidential Information is the sole and exclusive property of Company and that the Company owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right. Employee acknowledges and agrees that the disclosure of the Confidential Information by the Company to the Employee does not confer upon Employee any license, interest or rights of any kind in or to the Confidential Information. Employee may use the Confidential Information solely for the benefit of the Company and its Affiliates while Employee is employed by Company. Employee will hold in confidence and not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Confidential Information or any portion thereof. Employee agrees to return to Company, upon request by Company, the Confidential Information and all materials relating to them.

Players Network 1771 E Flamingo Rd, Suite 201A Las Vegas Nevada 89119

Players Network

c. Employee acknowledges that its obligations with regard to the Confidential Information shall remain in effect while Employee is employed by Company and for two (2) years thereafter.

d. Upon termination of employment for any reason, Employee shall return immediately to Company all Confidential Information of Company and its Affiliates within Employee’s possession, custody or control.

6. Ownership. For purposes of this Agreement, “Work Product” shall mean all ideas, concepts, marketing strategies, management techniques, product development, methods, analyses, reports, drawing, data, business plans, financial information, any materials, documentation regardless of format, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Employee, whether prior to the date of this Agreement or in the future while employed by Company (whether developed during work hours or not) and which relate to or result from the present or anticipated business, research, developments, tests, products, work or activities of the Company, its Protected Customers, and its Affiliates. All Work Product shall be considered as work “made for hire” by the Employee and therefore owned by the Company. If any of the Work Product may not, by operation of the law, be considered work made for hire by Employee for Company and its Affiliates, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in Company, Employee hereby assigns to Company, and upon the future creation thereof automatically assigns to Company, without further consideration, the ownership of all Work Product. Company shall have the right to obtain and hold in its own name copyrights, registrations, and any other protection available in the Work Product. Employee agrees to perform, during or after Employee’s employment, such further acts as may be necessary or desirable to transfer, perfect, and defend Company’s ownership of the Work Product that are reasonably requested by Company.

7. Equitable Relief. The Parties to this Agreement acknowledge that a breach by Employee of any of the terms or conditions of this Agreement will result in irrevocable harm to Company and that the remedies at law for such breach may not adequately compensate the Companies for damages suffered. Accordingly, Employee agrees that in the event of such breach, Company shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit Company’s right to any remedies at law or equity, including the recovery of damages for breach of this Agreement.

8. Compliance with Securities Laws. Employee, Company and its Affiliates agree to comply with all applicable state and federal securities laws, rules, and regulations, as may be in effect from time to time.

9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, which is an employment-at-will state.

10. Arbitration. The Parties agree that any dispute, claim or controversy of whatever nature arising out of or relating to the negotiation, execution, performance or breach of this Agreement or any other dealings between them that cannot be amicably resolved either by informal discussion between the Parties or mutual agreement to mediate, shall be resolved solely by arbitration in proceedings conducted in Clark County, Nevada before the American Arbitration Association in accordance with its Commercial Arbitration Rules. Results from such proceedings shall be deemed conclusive, final and binding upon the Parties, and may be entered as the judgment of any court of competent jurisdiction. The Parties shall execute all submission agreements and other documents authorizing the submission of said dispute to arbitration for a final determination and award. The arbitration panel shall be empowered to award attorney’s fees and expenses of arbitration (including expert witness fees) to the prevailing Party in any such arbitration. Furthermore, with respect to any civil action instituted for injunctive relief, the Parties hereby expressly agree to submit themselves to, and consent to the jurisdiction and venue of Nevada. Nothing contained in this paragraph shall restrict or prevent any Party from obtaining a temporary restraining order, injunction or other equitable relief which said initiating Party may have against the other.

Players Network 1771 E Flamingo Rd, Suite 201A Las Vegas Nevada 89119

Players Network

11. Indemnification. Company and its Affiliates hereby agree that it shall indemnify and hold Employee harmless to the fullest extent permitted by applicable law, from and against all losses, costs, claims, judgments and expenses, including without limitation reasonable attorney’s fees or lost wages due to imprisonment (“Losses”), as and when incurred by Employee. The indemnification provided for herein shall not be deemed exclusive of any other rights to which Employee may be entitled under any by-law, agreement, insurance policy, vote of shareholders or otherwise. Employee shall indemnify and hold Company (and its employees, officers, directors, advisors and agents) harmless against any Losses as a result of any material breach by Employee.

Exceptions.

a. Certain Matters. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of any proceeding with respect to (i) remuneration paid to Indemnitee if it is determined by final judgment or other final adjudication that such remuneration was in violation of law (and, in this respect, both the Company and Indemnitee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication; (ii) a final judgment rendered against Indemnitee for an accounting, disgorgement or repayment of profits made from the purchase or sale by Indemnitee of securities of the Company against Indemnitee or in connection with a settlement by or on behalf of Indemnitee to the extent it is acknowledged by Indemnitee and the Company that such amount paid in settlement resulted from Indemnitee’s conduct from which Indemnitee received monetary personal profit, pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) a final judgment or other final adjudication that Indemnitee’s conduct was in knowingly fraudulent or constituted willful misconduct (but only to the extent of such specific determination, and other than in connection with the operation of the Company’s cannabis business in the ordinary course); or (iv) on account of conduct that is established by a final judgment as constituting a breach of Indemnitee’s duty of loyalty to the Company or resulting in any personal profit or advantage to which Indemnitee is not legally entitled. For purposes of the foregoing sentence, a final judgment or other adjudication may be reached in either the underlying proceeding or action in connection with which indemnification is sought or a separate proceeding or action to establish rights and liabilities under this Agreement.

b. Claims Initiated by Indemnitee. Any provision herein to the contrary notwithstanding, the Company shall not be obligated to indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought by Indemnitee against the Company or its directors, officers, employees or other agents and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or under any other agreement, provision in the Bylaws or Certificate of Incorporation or applicable law, or (ii) with respect to any other proceeding initiated by Indemnitee that is either approved by the Board of Directors or in which Indemnitee’s participation is required by applicable law. However, indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors determines it to be appropriate.

c. Unauthorized Settlements. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected without the Company’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement; provided, however, that the Company may in any event decline to consent to (or to otherwise admit or agree to any liability for indemnification hereunder in respect of) any proposed settlement if the Company is also a party in such proceeding and determines in good faith that such settlement is not in the best interests of the Company and its stockholders.

Players Network 1771 E Flamingo Rd, Suite 201A Las Vegas Nevada 89119

Players Network

d. Securities Act Liabilities. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee or otherwise act in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Act”), or in any registration statement filed with the SEC under the Act. Indemnitee acknowledges that paragraph (h) of Item 512 of Regulation S-K currently generally requires the Company to undertake in connection with any registration statement filed under the Act to submit the issue of the enforceability of Indemnitee’s rights under this Agreement in connection with any liability under the Act on public policy grounds to a court of appropriate jurisdiction and to be governed by any final adjudication of such issue. Indemnitee specifically agrees that any such undertaking shall supersede the provisions of this Agreement and to be bound by any such undertaking. A determination that Indemnitee is not entitled to indemnification pursuant to this Section 10(d) may be made by the Company upon receipt of a written opinion from Independent Counsel, a copy of which opinion shall be delivered to the Indemnitee. In the event Indemnitee disputes such opinion, Indemnitee shall in any event be entitled to seek enforcement of its rights hereunder pursuant to Section 7(c), and Indemnitee shall be indemnified in connection with costs in seeking such enforcement pursuant to Section 7(d).

12. Notices. All notices, demands and requests which may be given or which are required to be given by either Party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (1) sent by certified or registered mail to the intended recipient at the address specified below; (2) deposited into the custody of a nationally recognized overnight delivery service such as FedEx, UPS. or United Stated Postal Service, addressed to such party at the address specified below; or (3) sent by facsimile, email, telegram or telex, provided that receipt for such transmission is verified by the sender. Notices shall be effective on the date of delivery or receipt. For purposes of this Paragraph, the addresses of the Parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

Company:	Employee:

Players Network
Mark Bradley, CEO	Geoffrey Lawrence
[Address Redacted]	[Address Redacted]

13. Miscellaneous. This Agreement shall supersede any and all other agreements, whether written or verbal, that may have been made or entered into by the Parties relating to the subject matters set forth herein. No waiver by a Party of any breach by the other Party of this Agreement shall be construed to be a waiver as to succeeding breaches. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the Parties. Employee may not assign its interest in or delegate the Services under this Agreement. This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns. If any provision or part of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the enforceability of any other provisions or parts thereof; and all other provisions and parts thereof shall continue in full force and effect. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

Players Network 1771 E Flamingo Rd, Suite 201A Las Vegas Nevada 89119

Players Network

IN WITNESS WHEREOF, the Parties have accepted and agreed to enter into this Agreement on this 8th day of August 2017.

EMPLOYEE:			COMPANY:

Geoffrey Lawrence,			Players Network,
an Individual			a Nevada corporation

	/S/ Geoffrey Lawrence		/S/ Mark Bradley
By:	Geoffrey Lawrence	By:	Mark Bradley
	Individually		Chief Executive Officer

Players Network 1771 E Flamingo Rd, Suite 201A Las Vegas Nevada 89119

Players Network

“EXHIBIT A”

ADDITIONAL COMPENSATION TO EMPLOYEE AND EXPENSES

1.	Regular Compensation. Employee shall be entitled to regular compensation for services rendered in the amount of $152,640 annually. Regular compensation will be comprised of cash compensation in the amount of $100,800 annually and stock compensation in the amount of $51,840 annually. Cash compensation is payable in accordance with Company’s standard payroll schedule, beginning on the 1st day of July 2017. Stock compensation will be awarded quarterly, beginning each three month period subsequent to the 1st day of July 2017, with $12,960 worth of shares of the Company’s Common Stock awarded based on the closing traded price on each quarterly measurement date (October 1st, January 1st, April 1st and July 1st).

2.	Bonus Compensation. The Employee will be subject to an annual performance review (“Review”). Any performance based incentive compensation resulting from the Review may include combinations of cash and/or equity, consisting of any combination of common stock, options, restricted stock grants, etc. at the sole discretion of the Company. In addition to a Review, Employee may receive bonuses directly related to other business development activities such as acquisitions, mergers, strategic partnerships, joint ventures, etc. at the sole discretion of the Company.

3.	Signing Bonus. As a signing bonus, Employee was awarded 250,000 restricted shares of the Company’s Common Stock on July 4, 2017, pursuant to Rule 144 issued by the Securities and Exchange Commission or any succeeding law or regulation.

4.	Stock Options. Employee will receive the right to purchase 2,000,000 shares of Common Stock in Company at a strike price of $0.17 per share, exercisable over three (3) years from the execution date of this agreement. These stock options will vest ratably on a monthly basis over a one-year period and, if unexercised, the rights will expire three months after the employee’s termination. This provision does not preclude Employee from acquiring any additional or future rights to purchase Common Stock in Company at a predetermined price.

5.	Benefits. Employee shall be eligible to participate in any employee benefits program offered by Company, including, but not limited to: group or individual insurance plans for health, dental or vision care and any retirement, deferred-compensation or other post-employment benefit plan. Employee contributions toward any such benefits shall be withheld from compensation in accordance with the Company’s standard payroll schedule.

6.	Expenses. During the term of this Agreement, Employee shall be entitled to reimbursement of their reasonable expenses incurred from time to time during the term hereof, in connection with the Employment Services to be provided under this Employment Agreement, within 15 days after invoicing the Company. The Company shall reimburse Employee for all pre-approved business expenses after the Employee presents an itemized account of expenditures with proof (i.e. receipts).

All Compensation is subject to modification from time to time by the Company at any time with prior written notice, to reflect new incentive situations, pricing structure, revenue growth or changes in financial standing. It is also subject to adjustment for specific acquisitions, ventures or other activities when the circumstances warrant revised treatment, provided that adjustments shall be fairly applied to Employee. No amendment or modification of the Compensation shall be made except by an Addendum attached to this Agreement.

Players Network 1771 E Flamingo Rd, Suite 201A Las Vegas Nevada 89119